Exhibit T3A-1

CERTIFICATE

Certificate of Registration of a Company

This is to certify that

BOART LONGYEAR MANAGEMENT PTY LIMITED

Australian Company Number 123 283 545

is a registered company under the Corporations Act 2001 and
is taken to be registered in Victoria.

The company is limited by shares.

The company is a proprietary company.

The day of commencement of registration is
the second day of January 2007.

Issued by the
Australian Securities and Investments Commission
on this second day of January, 2007.

/s/ Jeffrey Lucy
Jeffrey Lucy
Chairman